UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LIVE CURRENT MEDIA, INC.
(Name of the Registrant as Specified In Its Charter)

DAVID JEFFS
JOHN DA COSTA
CARL JACKSON
SUSAN JEFFS
CAMERON PAN
ADAM RABINER
AMIR VAHABZADEH
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐            Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: N/A
	(2)	Form. Schedule or Registration Statement No.: N/A
	(3)	Filing Party: N/A
	(4)	Date Filed: N/A

1

Help Stop the Meltdown at LIVC

We urge you to join David Jeffs, former CEO of Live Current Media Inc. (OTCBB: LIVC), and support his proposal that Live Current’s shareholders exercise their voting power to make badly needed changes to their company by ousting the current chairman and CEO and the current board of directors, and electing a new slate of directors at the company’s annual meeting on October 12, 2010.

Mr. Jeffs was the company’s CEO from 2002 through May 2007 and its president from 2002 through September 2007. He owns approximately 3.74% of the outstanding shares of the company.   Mr. Jeffs has proposed seven nominees for election as directors of the company at the annual meeting, all of whom are investors or former officers of Live Current. They are David Jeffs, John Da Costa, Carl Jackson, Susan Jeffs, Cameron Pan, Adam Rabiner and Amir Vahabzadeh. These nominees together own 15.45% of the outstanding stock.

Mr. Hampson and the current board have been seeking your support, asserting they have a plan for LIVC. Take a look at what their plans have done to our company:

Here are the Facts
•	Share Price:

Since June 2007, when current CEO and chairman of the board, Mr. C. Geoffrey Hampson was contractually engaged to take over LIVC, the share price has deteriorated from $2.00 per share to 8¢ per share today.

Under Mr. Jeffs’s direction, shares of LIVC appreciated from $0.10 in early 2003 to $2.15 when Mr. Jeffs stepped down as the president of the company in September 2007.

•	Financial Performance/Profits:

o
The company’s financial condition has deteriorated since June 2007 when Mr. Hampson took control. Quarterly LOSSES have averaged $1,340,549 and there have been only 2 quarters out of 12 that LIVC has achieved a net profit since that time.

o	From 2003 until Mr. Jeffs's departure in June 2007, quarterly PROFITS averaged $71,573 and the company showed net profits 15 out of 18 quarters.

•	Sales/Revenues:

Under Mr. Hampson’s part-time leadership, revenues have declined steadily:

o	from $1.75 million in the first quarter of 2009 to $908,234 in the first quarter of 2010 (down 48%)
o	from $1.7 million in the second quarter of 2009 to $696,376 in the second quarter of 2010 (down 59%)
o
sales in the traditionally strong fourth quarter have been declining as well, down 9% from the fourth quarter of 2007 to the fourth quarter of 2008 and down another 34% from the fourth quarter of 2008 to the fourth quarter of 2009

Under Mr. Jeffs’s direction, the company’s sales showed consistent improvement:

o	increased from $0.5 million in 2002 to $8.4 million in 2006
o	sales showed continued growth during Mr. Jeffs's tenure as the sales for each quarter every year were higher than the previous year's corresponding quarter
o	the company was named one of the top 20 fastest-growing companies in Canada in 2006 and 2007

•	Operating Expenses:

o	In the 3 years that Mr. Hampson has been in control, quarterly operating expenses have increased 404%, to an average of $1,811,000 per quarter
o	Prior to Mr. Jeffs’s departure in June 2007, quarterly operating expenses averaged just $359,204

Hampson’s History

Mr. Jeffs hired C. Geoffrey Hampson, the current CEO and chairman of the board, to replace him as CEO as of June 1, 2007. Mr. Hampson represented himself as a well-qualified candidate who was winding up his other business obligations. He contracted to “faithfully, honestly and diligently serve the Company [and] devote all of his working time and attention” to the company’s business.

Instead, by November 2007, only five months after becoming Live Current’s CEO, Mr. Hampson had become the CEO of CoreLink Data Services LLC, which provides data technologies and web-hosting services on the Internet. In September 2010, more than three years after signing his contract, Mr. Hampson claims that he never intended to ”devote all of his working time and attention” to the company, and always intended to remain involved in other enterprises. Now, when the company is struggling and needs his greatest commitment, Mr. Hampson, still CEO, has moved to Chicago to work for Corelink and is committing only 10 to 15 hours per week of his working time to LIVC, effectively abandoning the company.

Under Mr. Hampson’s management and the current board’s direction the company:

•
Committed to paying signing and special bonuses of $700,000 to the president hired to replace Mr. Jeffs on October 1, 2007, who resigned from the company as of January 31, 2009 after serving only 16 months of his five-year contract

•
Committed in 2007 to paying signing and special bonuses of $500,000 to a chief corporate development officer who served less than 20 months of his five-year contract before being hired out to work on a third party venture unrelated to LIVC in August of 2009, effectively ending his commitment to the company and leaving the company without management

•	Committed in 2008 to paying $50 million over 10 years - $50 million the company did not have – for a cricket venture that the company abandoned in 2009

•
Acquired an early stage start up business in 2008 for $5 million that had no revenues and was written off the company’s books by the end of 2009 after the company determined that the auction software acquired through the acquisition was impaired

•
Hired in February 2009, for an undisclosed salary, his common-law spouse—who appears to have a lot of fashion experience but no Internet retail experience—to run Perfume.com, an internet retailer of perfume (not fashion) and the company’s primary source of revenue, who oversaw the dramatic decline in revenues since 2009

•	Sold off a large portion of the company’s assets—including the URLs Brazil.com, Vietnam.com, Indonesia.com, Malaysia.com, Cricket.com, Call.com, Body.com and Importers.com— to pay expenses

Mr. Hampson’s administrative efforts, with the full support of the current board, include:

•
Lowering the exercise price of the options granted to management and directors from between $2.00 and $2.50 to 65¢, thus protecting, not the shareholders, but the management and directors from the consequences of their management and direction

•
Amending his contract with the company—after learning that a shareholder was unhappy with his management and the direction of the current board and was considering an effort to elect new directors—to trigger automatic severance payment of $300,000 plus bonus if the shareholders exercised their voting power to replace the board

•
Amending the bylaws of the company to include, among other things, “mandatory indemnification and advancement of expenses for directors and officers of the Company” after Mr. Jeffs and another shareholder sued Mr. Hampson and the other directors  in a derivative action, which is clearly meant to benefit Mr. Hampson and the other directors but does little to increase shareholder value

•
Not holding an annual meeting for more than two years and then announcing a meeting only after four shareholders sued in Nevada for an order that a special meeting be held for the election of directors

•
Issuing 5,950,000 shares in July and August 2010 at 10¢ per share—a majority to Mr. Hampson, his family and other members of the board, thus increasing Mr. Hampson’s control and diluting the shareholders by 25%—immediately after Mr. Jeffs moved to obtain the written consent of a majority of the shareholders to replace the current board, after Mr. Hampson had assured the shareholders that he had no intention of issuing highly dilutive shares, and after valuing the company’s perfume business at 21¢ per share

We believe that all of these efforts have benefited Mr. Hampson and the board personally…but none of them has increased shareholder value!

Stop the Meltdown!

Nothing in the company’s recent performance indicates that management has embarked upon a sustainable business plan as evidenced by the declining share price, deteriorating financial condition, profits that have turned to losses, slowing sales and increased operating expenses (all depicted earlier in this letter) since Mr Hampson was named president and CEO in 2007.

The current directors would have the shareholders believe that only they can ensure that the company has a bright future. Mr. Jeffs urges shareholders to ask themselves: What has current management and the board accomplished to enhance shareholder value? How have the current management and board managed in the best interests of the shareholders of the company?  Shareholders will find that the answers to these questions are a definitive “Nothing”, and “They haven’t”.

Mr. Jeffs and the six proposed nominees have the experience, ability and expertise to stop the long slump in the company’s performance and work for the best interests of the shareholders. Do not give the incumbent board another chance.  Vote in favor of Mr. Jeffs and his slate of seven nominees to ensure that Live Current has a future.

Vote the White Proxy Card to give experienced management a chance to turn our company around.

For more information, please contact Mr. Jeffs by email (dmjeffs@gmail.com) to arrange a telephone conversation, or contact Laurel Hill Advisory Group toll free at 1-800-385-3006.